UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Veritex Holdings, Inc.

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
923451108

(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 923451108	SCHEDULE 13G	Page 2 of 11 Pages

1		NAME OF REPORTING PERSONS RMB Capital Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,397,628
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,397,628
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,397,628
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 923451108	SCHEDULE 13G	Page 3 of 11 Pages

1		NAME OF REPORTING PERSONS RMB Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,397,628
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,397,628
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,397,628
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 923451108	SCHEDULE 13G	Page 4 of 11 Pages

1		NAME OF REPORTING PERSONS Iron Road Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,608
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,608
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,608
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.18%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 923451108	SCHEDULE 13G	Page 5 of 11 Pages

1		NAME OF REPORTING PERSONS RMB Mendon Managers, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 761,090
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 761,090
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 761,090
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.14%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 923451108	SCHEDULE 13G	Page 6 of 11 Pages

1		NAME OF REPORTING PERSONS Mendon Capital Advisors Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,591,930
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,591,930
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,591,930
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.57%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 923451108	SCHEDULE 13G	Page 7 of 11 Pages

Item 1.	(a) Name of Issuer

Veritex Holdings, Inc.

(b) Address of Issuer’s Principal Executive Offices

8214 Westchester Drive, Suite 800

Dallas, Texas 75225

Item 2.	(a) Name of Person Filing

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i) RMB Capital Holdings, LLC

(ii) RMB Capital Management, LLC

(iii) Iron Road Capital Partners LLC

(iv) RMB Mendon Managers, LLC

(v) Mendon Capital Advisors Corp.

(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(c) Citizenship

Please refer to Item 4 on each cover sheet for each Reporting Person

(d) Title of Class of Securities

Common Stock, par value $0.01 per share

(e) CUSIP No.:

923451108

CUSIP No. 923451108	SCHEDULE 13G	Page 8 of 11 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 923451108	SCHEDULE 13G	Page 9 of 11 Pages

Item 4. Ownership

Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 923451108	SCHEDULE 13G	Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

RMB Capital Holdings, LLC

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Capital Management, LLC
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Iron Road Capital Partners LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Mendon Managers, LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Mendon Capital Advisors Corp

By:	/s/ Lisa M. Tamburini
	Name:	Lisa M. Tamburini
	Title:	Chief Compliance Officer

CUSIP No. 53803X105	SCHEDULE 13G	Page 11 of 11 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

RMB Capital Holdings, LLC, a Delaware Limited Liability Company, RMB Capital Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), Iron Road Capital Partners, LLC, a Delaware Limited Liability Company, RMB Mendon Managers, LLC, a Delaware Limited Liability Company; and Mendon Capital Advisors Corp., a Delaware Corporation (an investment adviser registered under the Investment Advisers Act of 1940), hereby agree to file jointly the statement on this Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto

DATE: February 14, 2019

RMB Capital Holdings, LLC

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Capital Management, LLC
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Iron Road Capital Partners LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Mendon Managers, LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Mendon Capital Advisors Corp

By:	/s/ Lisa M. Tamburini
	Name:	Lisa M. Tamburini
	Title:	Chief Compliance Officer